PLAN OF MERGER




     THIS PLAN OF MERGER (the "Plan") is dated as of January __, 1999, and is by and between MINNESOTA CORN PROCESSORS, INC (the "Cooperative") and MINNESOTA CORN PROCESSORS COLORADO ("MCP Colorado"), each of which may be referred to herein as a "Constituent Cooperative" and both of which may be collectively referred to herein as the "Constituent Cooperatives."


     WHEREAS, the Cooperative is a cooperative association organized under Chapter 308A of Minnesota Statutes, as amended (the "Minnesota Act"); and MCP Colorado is a cooperative association organized under Title 7 Article 56 of the Colorado Revised Statutes, as amended (the "Colorado Act"), and is a wholly owned subsidiary of the Cooperative. The Minnesota Act and the Colorado Act may be referred to herein collectively as the "Acts."


     WHEREAS, the respective Boards of Directors of the Cooperative and MCP Colorado and the respective members of the Cooperative and MCP Colorado each has approved and adopted this Plan and the transactions contemplated hereby in the manner required by their respective Articles of Incorporation and Bylaws, and the appropriate sections of the Acts.


     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements of the parties contained herein, the parties hereto agree as follows:


     SECTION 1. THE MERGER. On the Effective Time (as defined in Section 8), the Cooperative and MCP Colorado shall combine through merger (the "MCP Merger") in accordance with the applicable provisions of the Acts; and MCP Colorado shall be the surviving cooperative and shall continue to exist as a Colorado cooperative association by virtue of, and shall be governed by, the Colorado Act.


     SECTION 2. ARTICLES OF MERGER. As soon as practicable following satisfaction or waiver of all conditions to the consummation of the MCP Merger, the articles of merger (the "Articles of Merger") and a statement of merger ("Statement of Merger") shall be executed in compliance with Section 308A.801 of the Minnesota Act and Section 7-56-605 of the Colorado Act, respectively. The Articles of Merger shall be filed with the Secretary of State of the State of Minnesota and the Statement of Merger shall be filed with the Secretary of State of the State of Colorado, or as otherwise required by the Acts.


     SECTION 3. EFFECT OF MERGER. From and after the Effective Time, without any further action by the Constituent Cooperatives or any of their respective members: (a) MCP Colorado, as the surviving cooperative in the MCP Merger, shall have all of the rights, privileges, immunities and powers, and shall be subject to all the duties and liabilities, of a cooperative organized under the Colorado Act; (b) MCP Colorado, as the surviving cooperative in the MCP Merger, shall possess all of the rights, privileges, immunities and franchises, of a public as well as a private nature, of each Constituent Cooperative, and all property, real, personal and mixed, and all debts due on whatever account, including all choses in action, and each and every other interest of or belonging to or due to each Constituent Cooperative, shall be deemed to be and hereby is vested in MCP Colorado, without further act or deed, and the title to any property, or any interest therein, vested in either Constituent Cooperative, shall not revert or be in any way impaired by reason of the MCP Merger; (c) MCP Colorado shall be responsible and liable for all of the liabilities and obligations of each Constituent Cooperative, and any claim existing or action or proceeding pending by or against one of the Constituent Cooperatives may be prosecuted as if the MCP Merger had not taken place or MCP Colorado may be substituted in its place;
(d) neither the rights of creditors nor any liens upon the property of either of the Constituent Cooperatives shall be impaired by the MCP Merger; and (e) the MCP Merger shall have any other effect set forth in the Acts and the Transaction Agreement dated January ___, 1999 between the Cooperative, MCP Colorado and Minnesota Corn Processors, LLC (the "Transaction Agreement"); all with the effect and to the extent provided in the applicable provisions of the Acts.


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     SECTION 4. ARTICLES OF INCORPORATION AND BYLAWS. From and after the
Effective Time, pursuant to the Articles of Merger and without any further action by the Constituent Cooperatives or any of their respective members, the Articles of Incorporation of MCP Colorado in effect immediately prior to the Effective Time shall be the Articles of Incorporation of MCP Colorado, as the surviving cooperative in the MCP Merger (the "Surviving Entity Articles"). From and after the Effective Time, without any further action by the Constituent Cooperatives or any of their respective members, the Bylaws of MCP Colorado in effect immediately prior to the Effective Time shall be the Bylaws of MCP Colorado, as the surviving cooperative in the MCP Merger (the "Surviving Entity Bylaws"). A copy of the Surviving Entity Articles of Incorporation and Bylaws was provided to the respective members of each Constituent Cooperative in connection with their consideration of the MCP Merger.

     SECTION 5. BOARD OF DIRECTORS AND OFFICERS. From and after the Effective Time, without any further action by the Constituent Cooperatives or any of their respective members, each person serving as a director or an officer of the Cooperative immediately prior to the Effective Time shall become a director or an officer of MCP Colorado, as the surviving cooperative in the MCP Merger, (in the case of officers, holding the same office in MCP Colorado as they held in the Cooperative immediately prior to the Effective Time) to serve in accordance with the Surviving Entity Bylaws. The initial directors and officers of MCP Colorado prior to the effective date shall resign their positions as directors and officers of MCP Colorado as of the effective date.

     SECTION 6. EXCHANGE, REDESIGNATION AND CONVERSION AND CONTINUATION OF CAPITAL STOCK, NON-STOCK EQUITY INTERESTS, PATRONS' EQUITIES AND MEMBERSHIPS. On the Effective Time, the manner and basis of exchanging and continuing the shares of capital stock, non-stock equity interests, units of equity participation, non-voting units of equity participation, patronage equity interests (including all entitlements to patronage refunds), any other allocated equity interests, and unallocated and capital reserves of the Cooperative and MCP Colorado (all such interests referred to herein as "Cooperative Equity Interests" or "MCP Colorado Equity Interests", respectively), and membership interests in the Cooperative and MCP Colorado, for equal Equity Interests and membership interests in MCP Colorado, shall be as follows:

       (a) EXCHANGE AND CONTINUATION OF COOPERATIVE MEMBERSHIPS. As of the Effective Time, without any further action by the Constituent Cooperatives or any of their respective members, each holder of common stock of the Cooperative shall become and be a member of MCP Colorado, to the extent they are eligible for membership under the Surviving Entity Articles and the Surviving Entity Bylaws, in such class and with such incidents of membership as are set forth in the Surviving Entity Articles and the Surviving Entity Bylaws.

       (b) MCP COLORADO MEMBERSHIPS. As of the Effective Time, without any further action by the Constituent Cooperatives or any of their respective members, the Cooperative, as the sole member of MCP Colorado, shall cease to exist by operation of the merger and shall cease to be a member of MCP Colorado.

       (c) EXCHANGE AND CONTINUATION OF COOPERATIVE EQUITY INTERESTS. As of the Effective Time, without any further action by the Constituent Cooperatives or any of their respective members, all Equity Interests standing on the books of the Cooperative immediately prior to the Effective Time shall be determined and exchanged for equal Equity Interests in MCP Colorado at its stated dollar amount on a dollar-for-dollar basis, including as follows:

         i. Common Stock. Each share of common stock of the Cooperative issued and outstanding immediately prior to the Effective Time shall cease to be outstanding and shall be exchanged for one (1) share of Common Stock of MCP Colorado at a par value of $50.00 per share.

        ii. Preferred Stock. Each share of Preferred stock of the Cooperative issued and outstanding immediately prior to the Effective Time shall cease to be outstanding and shall be exchanged for one (1) share of Preferred Stock of MCP Colorado at a par value of $50.00 per share.

       iii. Patronage Equity Interests and Units of Equity Participation. All patronage refunds (qualified and nonqualified), units of equity participation and non-voting units of equity


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           participation and any other allocated or to be allocated patronage equity interests (including all entitlements thereto) standing on the books of the Cooperative immediately prior to the Effective Time (which are not otherwise evidenced by capital stock) shall be exchanged for equal patronage refunds, units of equity participation and non-voting units of equity participation, and allocated or to be allocated equity interests, entitlements to patronage refunds, or other equal patronage equity interests on the books of MCP Colorado, at their stated dollar amount on a dollar-for-dollar basis, and in such denominations or other designations or series so as to preserve the year of issue (as MCP Colorado deems necessary) and other terms and conditions of the original issuance; and each unit of equity participation so exchanged shall be subject on the books of MCP Colorado to the same obligation for loss allocation as standing on the books of the Cooperative immediately prior to the Effective Time.


       iv. Deferred Patronage and Unallocated Reserve. All deferred patronage (not exchanged above), unallocated reserves, and any other unallocated equity interests standing on the books of the Cooperative immediately prior to the Effective Time shall be exchanged and credited for equal deferred patronage, unallocated reserves or other equal unallocated equity interests on the books of MCP Colorado, at their stated dollar amount on a dollar-for-dollar basis, and in such denominations or other designations or series so as to preserve the year of issue (if applicable and as MCP Colorado deems necessary) and other terms and conditions of the original issuance (if applicable).

        v. Net Effect. The net effect of the exchange of Cooperative Equity Interests for equal Equity Interests in MCP Colorado shall be that the holders of Cooperative Equity Interests standing on the books of the Cooperative immediately prior to the Effective Time shall hold and will have equal Equity Interests in MCP Colorado immediately following the Effective Time, in terms of stated dollar amount on a dollar-for-dollar basis, year of issue (as determined necessary), loss allocation obligations and any other rights and preferences, and that the deferred patronage, unallocated reserves and other unallocated Equity Interests of the Cooperative, as standing on its books immediately prior to the Effective Time, shall be exchanged and credited for an equal Equity Interest in MCP Colorado immediately following the Effective Time, in terms of stated dollar amount on a dollar-for-dollar basis and other rights and preferences.

       (d) MCP COLORADO EQUITY INTERESTS. Prior to the Effective Time, the Cooperative is the sole member of MCP Colorado and all equity interest of any and every nature in MCP Colorado is owned by and held in the name of the Cooperative. Upon the Effective Time, the Cooperative, as the merging entity, shall merge with and into MCP Colorado and shall cease to exist in its own right. All Equity Interests of any and every nature standing on the books of MCP Colorado and held by the Cooperative immediately prior to the Effective Time shall be cancelled.

       (e) SURVIVING ENTITY ARTICLES AND BYLAWS TO GOVERN. Membership in MCP Colorado and all Equity Interests in MCP Colorado whether issued or credited in exchange for Cooperative Equity Interests or continued with respect to MCP Colorado Equity Interests as described above, shall in all instances be governed by the provisions of the Surviving Entity Articles and the Surviving Entity Bylaws.

       (f) FURTHER ASSURANCES OF HOLDERS OF EQUITY. Each holder of Cooperative Equity Interests and each holder of MCP Colorado Equity Interests shall take such action or cause to be taken such action as MCP Colorado may reasonably deem necessary or appropriate to effect the exchange and continuation of the equity interests hereunder, including without limitation the execution and delivery of any stock certificates or other evidences of equity being exchanged or continued hereunder.

     SECTION 7. FURTHER ASSURANCES. From time to time and after the Effective Time, as and when requested by MCP Colorado, or its successors or assigns, the Cooperative shall execute and deliver or cause to be executed and delivered all such deeds and other instruments, and shall take or cause to be taken all such further action or actions, as MCP Colorado, or its successors or assigns, may deem


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necessary or desirable in order to vest in and confirm to MCP Colorado, or its successors or assigns, title to and possession of all of the properties, rights, privileges, powers and franchises referred to in Section 3 of this Plan, and otherwise to carry out the intent and purposes of this Plan. If MCP Colorado shall at any time deem that any further assignments or assurances or any other acts are necessary or desirable to vest, perfect or confirm of record or otherwise the title to any property or to enforce any claims of the Cooperative or MCP Colorado vested in MCP Colorado pursuant to this Plan, the officers of MCP Colorado or its successors or assigns, are hereby specifically authorized as attorneys-in-fact of each the Cooperative and MCP Colorado (which appointment is irrevocable and coupled with an interest), to execute and deliver any and all such deeds, assignments and assurances and to do all such other acts in the name and on behalf of each the Cooperative and MCP Colorado, or otherwise, as such officer shall deem necessary or appropriate to accomplish such purpose.

     SECTION 8. EFFECTIVE TIME. The MCP Merger shall become effective at the later of the filing of the Articles of Merger with the Secretary of State of Minnesota and the filing of the Statement of Merger with the Secretary of State of Colorado (the "Effective Time").

     SECTION 9. GOVERNING LAW. This Plan shall be governed by and construed in accordance with the laws of the State of Colorado.

     IN WITNESS WHEREOF, this Plan has been agreed to and executed by the duly authorized representatives of the Cooperative and MCP Colorado, as of the date first set forth above.


                                     MINNESOTA CORN PROCESSORS, INC.


                                     By: --------------------------------------


                                     Its: -------------------------------------


                                     MINNESOTA CORN PROCESSORS COLORADO



                                     By: --------------------------------------


                                     Its: -------------------------------------








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